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                                                                    EXHIBIT 10.2

                                                                  EXECUTION COPY



                     AMENDED AND RESTATED GUARANTY AGREEMENT



                                       BY


                           BRIGHAM EXPLORATION COMPANY


                                   IN FAVOR OF


                           BANK OF MONTREAL, AS AGENT
                             AND EACH OF THE LENDERS
               PARTY TO THE AMENDED AND RESTATED CREDIT AGREEMENT





                                FEBRUARY 17, 2000






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                                TABLE OF CONTENTS

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                                                                                                      PAGE


Article I         General Terms.........................................................................2

         Section 1.1        Terms Defined Above.........................................................2

         Section 1.2        Certain Definitions.........................................................2

         Section 1.3        Credit Agreement Definitions................................................3

Article II        The Guaranty..........................................................................3

         Section 2.1        Liabilities Guaranteed......................................................3

         Section 2.2        Nature of Guaranty..........................................................3

         Section 2.3        Agent's Rights..............................................................4

         Section 2.4        Guarantor's Waivers.........................................................4

         Section 2.5        Maturity of Liabilities; Payment............................................5

         Section 2.6        Agent's Expenses............................................................5

         Section 2.7        Liability...................................................................5

         Section 2.8        Events and Circumstances Not Reducing or Discharging
                            Guarantor's Obligations.....................................................5

Article III       Representations, Warranties And Covenants.............................................7

         Section 3.1        By Guarantor................................................................7

         Section 3.2        No Representation by Lenders...............................................11

Article IV        Subordination Of Indebtedness........................................................11

         Section 4.1        Subordination of All Guarantor Claims......................................11

         Section 4.2        Claims in Bankruptcy.......................................................12

         Section 4.3        Payments Held in Trust.....................................................12

         Section 4.4        Liens Subordinate..........................................................12

         Section 4.5        Guarantor's Enforcement Rights.............................................12

Article V         Certain Additional Covenants.........................................................13

         Section 5.1        Affirmative Covenants......................................................13

         Section 5.2        Negative Covenants.........................................................13

Article VI        Miscellaneous........................................................................19

         Section 6.1        Successors and Assigns.....................................................19

         Section 6.2        Notices....................................................................19

         Section 6.3        Business and Financial Information.........................................19

         Section 6.4        Construction...............................................................19

         Section 6.5        Invalidity.................................................................20

         Section 6.6        ENTIRE AGREEMENT...........................................................20
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                     AMENDED AND RESTATED GUARANTY AGREEMENT

         THIS AMENDED AND RESTATED GUARANTY AGREEMENT by BRIGHAM EXPLORATION
COMPANY (hereinafter called "Guarantor"), is in favor of BANK OF MONTREAL, as agent (the "Agent") for the lenders (the "Lenders") that are or become parties to the Credit Agreement defined below, and the Lenders (as defined below).

                              W I T N E S S E T H:


         WHEREAS, BRIGHAM OIL & GAS, L.P., a Delaware limited partnership
(hereinafter called "Borrower"), Bank of Montreal, as agent and Societe
Generale, Southwest Agency (the "Prior Lenders") entered into that certain
Credit Agreement dated as of January 26, 1998, as amended (the "Prior Credit
Agreement") pursuant to which the Prior Lenders provided to the Borrower loans and extensions of credit, which loans and extensions of credit are evidenced by those certain promissory notes from the Borrower in the aggregate principal amount of $75,000,000 (the "Prior Notes"); and

         WHEREAS, one of the terms and conditions stated in the Prior Credit
Agreement for the making of the loans described therein was the execution of that certain Guaranty Agreement dated as of January 26, 1998 in favor of the Prior Lenders (as amended the "Guaranty Agreement"); and

         WHEREAS, by Partial Assignment of Notes of even date herewith Shell
Capital Inc. ("SCI") has acquired a portion of the Prior Notes (the "Acquired
Notes Interest") and security for the payment of the Acquired Notes Interest and the performance of the Borrower's obligations under the Prior Credit Agreement;
and

         WHEREAS, the Prior Lenders and SCI together with their successors and assigns (collectively, the "Lenders") have agreed to provide senior secured debt in the amount of up to $75,000,000 consisting of a rearrangement of the Prior
Notes and advances to the Borrower, and the Borrower, the Agent and the Lenders of even date herewith are entering into that certain Amended and Restated Credit
Agreement (the "Credit Agreement") which amends and restates in its entirety the Prior Credit Agreement and Prior Notes;

         NOW, THEREFORE, (i) in order to comply with the terms and conditions of the Credit Agreement, (ii) to induce the Lenders, at any time or from time to time, to loan monies, with or without security to or for the account of Borrower in accordance with the terms of the Credit Agreement, (iii) at the special insistence and request of the Lenders, and (iv) for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees to amend and restate the Guaranty Agreement as follows:




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                                   ARTICLE I


                                  General Terms

         Section 1.1 Terms Defined Above. As used in this Guaranty Agreement, the terms "Agent," "Borrower," "Credit Agreement," "Guaranty Agreement,"
"Lenders," "Prior Credit Agreement," "Prior Lenders," "Prior Notes" and
"Acquired Notes Interest" shall have the meanings indicated above.

         Section 1.2 Certain Definitions. As used in this Guaranty Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

                  "Guarantor Claims" shall have the meaning indicated in Section
         4.1 hereof.

                  "Guaranty Agreement" shall mean this Amended and Restated
         Guaranty Agreement, as the same may from time to time be amended or supplemented.

                  "Indenture" shall mean that certain Indenture dated as of August 20, 1998, as from time to time amended, between the Guarantor, as issuer of the Subordinated Debt, and Chase Bank of Texas, National
         Association, as trustee.

                  "Liabilities" shall mean:

                  (a) any and all indebtedness, obligations and liabilities now or hereafter incurred by the Borrower pursuant to the Credit Agreement, including without limitation, the unpaid fees and principal of and interest on the Notes;

                  (b) payment of and performance of any and all present or future obligations of Borrower to a Lender according to the terms of any Hedging
Agreement now or hereafter arising between (i) Borrower and Bank of Montreal and its successors or assigns (a "BMO Hedge Party") and Soc-Gen and its successors or assigns (a "Soc-Gen Hedge Party") entered into while such BMO Hedge Party or such Soc-Gen Hedge Party is a Lender; and (ii) Borrower and SCI and its successors or assigns (with Loans or Commitments of $20 million or more) or any Affiliate of SCI (SCI and any Affiliate of SCI a "SCI Hedge Party") entered into while such SCI Hedge Party or Fathom Energy Capital I, L.L.C, is a Lender. For purposes of this clause (b), the parties intend that any Hedging Agreement entered into between the Borrower and a Lender or in the case of SCI, a SCI
Hedge Party, while such Person was a party to the Credit Agreement shall continue to be secured even after the time such Person ceases to be a party to the Credit Agreement as a Lender.

                  (c) any additional "Indebtedness", as defined in the Credit
Agreement, and




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                  (d)      all renewals, rearrangements, increases, extensions
for any period, amendments or supplement in whole or in part of the Notes or any documents evidencing the above.

                  "Securities Purchase Agreement" shall mean that certain
         Securities Purchase Agreement dated as of August 20, 1998 among the
         Guarantor, Enron Capital & Trade Resources Corp., and Joint Energy
         Development Investments II Limited Partnership regarding $50,000,000
         Senior Subordinated Secured Notes due 2003.

                  "Subordination Agreement" shall mean that certain
         Intercreditor and Subordination Agreement dated August 20, 1998, as from time to time amended, among Enron Capital and Trade Resources
         Corp., Joint Energy Development Investments II Limited Partnership, and
         Bank of Montreal.

                  "Subordinated Debt" shall mean the Debt in the principal amount not to exceed $40,000,000 (plus interest paid in kind through December 31, 2000 pursuant to Section 9.02 of the Indenture or otherwise satisfied through payment of the Term ORRI) of Guarantor incurred under the Indenture and expressly subordinated to the Indebtedness pursuant to the Subordination Agreement.

                  "Subordinated Guarantees" shall mean the Guarantees permitted under Section 5.2(a)(7).

                  "Subsidiary Guarantor" shall mean a Subsidiary of the Guarantor which is itself a "Guarantor" under the Credit Agreement.

         Section 1.3 Credit Agreement Definitions. Unless otherwise defined herein, all terms beginning with a capital letter which are defined in the Credit Agreement shall have the same meanings herein as therein.

                                   ARTICLE II

                                  The Guaranty

         Section 2.1 Liabilities Guaranteed. Guarantor hereby irrevocably and unconditionally guarantees the prompt payment at maturity of the Liabilities.

         Section 2.2 Nature of Guaranty. This Guaranty Agreement is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Liabilities or any extension of credit already or hereafter contracted by or extended to Borrower need be given to Guarantor.
This Guaranty Agreement may not be revoked by Guarantor and shall continue to be effective with respect to debt under the Liabilities arising or created after any attempted revocation by Guarantor and shall remain in full force and effect until the Liabilities are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto no Liabilities may be outstanding. Borrower and the Lenders may modify, alter,




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rearrange, extend for any period and/or renew from time to time, the
Liabilities, and the Lenders may waive any Default or Events of Default without notice to the Guarantor and in such event Guarantor will remain fully bound hereunder on the Liabilities. This Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Liabilities is rescinded or must otherwise be returned by any of the Lenders upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, all as though such payment had not been made. This Guaranty Agreement may be enforced by the Agent and any subsequent holder of any of the Liabilities and shall not be discharged by the assignment or negotiation of all or part of the Liabilities. Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this Guaranty Agreement, acceptance on the part of the Lenders being conclusively presumed by the Lenders' request for this Guaranty Agreement and delivery of the same to the Agent.

         Section 2.3 Agent's Rights. Guarantor authorizes the Agent, without notice or demand and without affecting Guarantor's liability hereunder, to take and hold security for the payment of this Guaranty Agreement and/or the Liabilities, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Agent in its discretion may determine; and to obtain a guaranty of the Liabilities from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.

         Section 2.4 Guarantor's Waivers.


                  (a) General. Guarantor waives any right to require any of the Lenders to (i) proceed against Borrower or any other person liable on the Liabilities, (ii) enforce any of their rights against any other guarantor of the Liabilities (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Liabilities (iv) have Borrower joined with Guarantor in any suit arising out of this Guaranty Agreement and/or the Liabilities, or (v) pursue any other remedy in the Lenders' powers whatsoever.
The Lenders shall not be required to mitigate damages or take any action to reduce, collect or enforce the Liabilities. Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of Borrower or any other guarantor of the Liabilities, and shall remain liable hereon regardless of whether Borrower or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Lenders under any of the Loan Documents shall be in the sole and absolute discretion of the Agent, and no delay by the Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to the Guarantor's liability under this Guaranty Agreement.

                  (b) Subrogation. Until the Liabilities have been paid in full, the Guarantor waives all rights of subrogation or reimbursement against the Borrower, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal or state bankruptcy or insolvency laws) and waives any




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right to enforce any remedy which the Lenders now have or may hereafter have against the Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Agent or any Lender.

         Section 2.5 Maturity of Liabilities; Payment. Guarantor agrees that if the maturity of any of the Liabilities is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Guaranty Agreement without demand or notice to Guarantor. Guarantor will, forthwith upon notice from the Agent, pay to the Agent the amount due and unpaid by Borrower and guaranteed hereby. The failure of the Agent to give this notice shall not in any way release Guarantor hereunder.

         Section 2.6 Agent's Expenses. If Guarantor fails to pay the Liabilities after notice from the Agent of Borrower's failure to pay any Liabilities at maturity, and if the Agent obtains the services of an attorney for collection of amounts owing by Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under this Guaranty Agreement, or if suit is filed to enforce this Guaranty Agreement, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by Guarantor hereunder, or if any amount owing by Guarantor hereunder is collected through such proceedings, Guarantor agrees to pay to the Agent the Agent's reasonable attorneys' fees.

         Section 2.7 Liability. It is expressly agreed that the liability of the Guarantor for the payment of the Liabilities guaranteed hereby shall be primary and not secondary.

         Section 2.8 Events and Circumstances Not Reducing or Discharging
Guarantor's Obligations. Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that Guarantor's obligations under this Guaranty Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

                  (a) Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Liabilities, or of the Notes, or the Credit Agreement or any instrument executed in connection therewith, or any contract or understanding between Borrower and any of the Lenders, or any other Person, pertaining to the Liabilities;

                  (b) Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Lenders to Borrower or Guarantor or any Person liable on the Liabilities;

                  (c) Condition of Borrower or Guarantor. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of Borrower or Guarantor or any other Person at any time liable




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for the payment of all or part of the Liabilities; or any dissolution of
Borrower or Guarantor, or any sale, lease or transfer of any or all of the assets of Borrower or Guarantor, or any changes in the shareholders, partners, or members of Borrower or Guarantor; or any reorganization of Borrower or Guarantor;

                  (d) Invalidity of Liabilities. The invalidity, illegality or unenforceability of all or any part of the Liabilities, or any document or agreement executed in connection with the Liabilities, for any reason whatsoever, including without limitation the fact that the Liabilities, or any part thereof, exceed the amount permitted by law, the act of creating the Liabilities or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Liabilities acted in excess of their authority, the Liabilities violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Liabilities wholly or partially uncollectible from Borrower, the creation, performance or repayment of the Liabilities (or the execution, delivery and performance of any document or instrument representing part of the Liabilities or executed in connection with the Liabilities, or given to secure the repayment of the Liabilities) is illegal, uncollectible, legally impossible or unenforceable, or the Credit Agreement or other documents or instruments pertaining to the Liabilities have been forged or otherwise are irregular or not genuine or authentic;

                  (e) Release of Obligors. Any full or partial release of the liability of Borrower on the Liabilities or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Liabilities or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Liabilities in full without assistance or support of any other
Person, and Guarantor has not been induced to enter into this Guaranty Agreement on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrower will be liable to perform the Liabilities, or the Lenders will look to other parties to perform the Liabilities.

                  (f) Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Liabilities;

                  (g) Release of Collateral, etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Liabilities;

                  (h) Care and Diligence. The failure of the Lenders or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;


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                  (i)      Status of Liens. The fact that any collateral,
security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Liabilities shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by
Guarantor that Guarantor is not entering into this Guaranty Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the
Liabilities;

                  (j)      Payments Rescinded. Any payment by Borrower to the
Lenders is held to constitute a preference under the bankruptcy laws, or for any reason the Lenders are required to refund such payment or pay such amount to Borrower or someone else; or

                  (k) Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Credit Agreement, the Liabilities, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Liabilities pursuant to the terms hereof; it being the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Liabilities when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Liabilities.

                                  ARTICLE III

                    Representations, Warranties And Covenants

         Section 3.1 By Guarantor. In order to induce the Lenders to accept this Guaranty Agreement, Guarantor represents and warrants to the Lenders (which representations and warranties will survive the creation of the Liabilities and any extension of credit thereunder) that:

                  (a) Benefit to Guarantor. Guarantor's guaranty pursuant to this Guaranty Agreement reasonably may be expected to benefit, directly or indirectly, Guarantor.

                  (b) Corporate Existence. Guarantor is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware and is duly qualified in all jurisdictions wherein the property owned or the business transacted by it makes such qualification necessary.

                  (c) Corporate Power and Authorization. Guarantor is duly authorized and empowered to execute, deliver and perform this Guaranty Agreement and all corporate action on Guarantor's part requisite for the due execution, delivery and performance of this Guaranty Agreement has been duly and effectively taken.

                  (d) Binding Obligations. This Guaranty Agreement constitutes valid and binding obligations of Guarantor, enforceable in accordance with its terms



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(except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights) or by general principles of equity.

                  (e) No Consent. Guarantor's execution, delivery and performance of this Guaranty Agreement does not require the consent or approval of any other Person, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

                  (f) Solvency. The Guarantor hereby represents that (i) it is not insolvent as of the date hereof and will not be rendered insolvent as a result of this Guaranty Agreement, (ii) it is not engaged in business or a transaction, or about to engage in a business or a transaction, for which any property or assets remaining with such Guarantor is unreasonably small capital, and (iii) it does not intend to incur, or believe it will incur, debts that will be beyond its ability to pay as such debts mature.

                  (g) Financial Condition. The audited consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as at December 31, 1998 and the related consolidated statement of income, stockholders' equity and cash flow of the Guarantor and its Consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Price Waterhouse heretofore furnished to each of the Lenders and the unaudited consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as at September 30, 1999 and their related consolidated statements of income, stockholders' equity and cash flow of the Guarantor and its Consolidated Subsidiaries for the nine-month period ended on such date heretofore furnished to the Agent, are complete and correct and fairly present the consolidated financial condition of the Guarantor and its Consolidated Subsidiaries as at said dates and the results of its operations for the fiscal year and the nine-month period on said dates, all in accordance with GAAP, as applied on a consistent basis (subject, in the case of the interim financial statements, to normal year-end adjustments). Neither the Guarantor nor any of its Subsidiaries has on the Closing Date any material Debt, Trade Payables, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements or in Schedule 7.02 of the Credit Agreement. Since
December 31, 1998, there has been no change or event having a Material Adverse
Effect. Since the date of the Financial Statements, neither the business nor the Properties of the Guarantor and its Consolidated Subsidiaries, taken as a whole, have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

                  (h)      Litigation. Except as disclosed to the Lenders in
Schedule 7.03 of the Credit Agreement, at the Closing Date there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending



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or, to the knowledge of the Guarantor threatened against or affecting the
Guarantor or any of its Subsidiaries which both (a) involves the possibility of any judgment or liability against the Guarantor or any of its Subsidiaries not fully covered by insurance (except for normal deductibles), and (b) would be more likely than not to have a Material Adverse Effect.

                  (i) No Breach. Neither the execution and delivery of this Guaranty Agreement, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter or by-laws of the Guarantor or any of its Subsidiaries or any Governmental Requirement or any material agreement or instrument to which the Guarantor or any of its Subsidiaries is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the material revenues or assets of the Guarantor or any of its Subsidiaries pursuant to the terms of any such agreement or instrument other than the Liens created by the Loan Documents.

                  (j)      ERISA.

                           (1)      The Guarantor, its Subsidiaries and each
                  ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

                           (2) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

                           (3) No act, omission or transaction has occurred which could result in imposition on the Guarantor, any of its Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of an amount of $100,000 or more as (i) either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

                           (4) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC in excess of $100,000 (other than for the payment of current premiums which are not past due) by the Guarantor, any of its Subsidiaries or any ERISA Affiliate has been or is expected by the Guarantor, any of its Subsidiaries or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred which could reasonably expected to result in liabilities of $100,000 or more.


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


                           (5) Full payment when due has been made of all amounts which the Guarantor, any of its Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency in an amount of $100,000 or more (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

                           (6) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Guarantor's most recently ended fiscal year, exceed the current value of the assets
                  (computed on a plan termination basis in accordance with Title
                  IV of ERISA) of such Plan allocable to such benefit liabilities by $100,000 or more. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

                           (7)      None of the Guarantor, any of its
                  Subsidiaries or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Guarantor, any of its Subsidiaries or any ERISA Affiliate in its sole discretion at any time without any material liability.

                           (8)      None of the Guarantor, any of its
                  Subsidiaries or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

                           (9)      None of the Guarantor, any of its
                  Subsidiaries or any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

                  (k) Taxes. Except as set out in Schedule 7.09 of the Credit Agreement, each of the Guarantor and its Subsidiaries has filed all United States Federal income tax returns and all other tax returns which are required to be filed by it and has paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Guarantor or any of its Subsidiaries, except for any taxes which are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.
The charges, accruals and reserves on the books of the Guarantor and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Guarantor, adequate. No tax lien has been filed and, to the knowledge of the Guarantor, no claim is being asserted with respect to any such tax, fee or other charge,



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except for any taxes, fees or other charges which are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

                  (l)      Title to Ownership Interest in General Partner and
Limited Partners of Borrower. The Guarantor has good and unencumbered title to all of the capital stock of the General Partner of the Borrower and, directly or indirectly, all of the ownership interests in the limited partners of the Borrower, except for liens and security interests securing the Liabilities or as permitted under Section 5.2(b)(4).

                  (m) Investment Company Act. Neither the Guarantor nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                  (n)      Public Utility Holding Company Act. Neither the
Guarantor nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  (o) Subsidiaries. Except as set forth on Schedule 1 hereto or as permitted by Section 9.16 of the Credit Agreement, the Guarantor has no Subsidiaries.

                  (p) Compliance with the Law. Neither the Guarantor nor any of its Subsidiaries has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material
Adverse Effect.

         Section 3.2 No Representation by Lenders. Neither the Lenders nor any other Person has made any representation, warranty or statement to the Guarantor in order to induce the Guarantor to execute this Guaranty Agreement.

                                   ARTICLE IV

                          Subordination Of Indebtedness

         Section 4.1 Subordination of All Guarantor Claims. As used herein, the term "Guarantor Claims" shall mean all debts and liabilities of Borrower or any Subsidiary of the Borrower to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of Borrower or such Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor. The Guarantor
Claims shall include without limitation all rights and claims of Guarantor




                                       11

against Borrower or any Subsidiary of the Borrower arising as a result of subrogation or otherwise as a result of Guarantor's payment of all or a portion of the Liabilities. Until the Liabilities shall be paid and satisfied in full and Guarantor shall have performed all of its obligations hereunder, Guarantor shall not receive or collect, directly or indirectly, from Borrower or any Subsidiary of the Borrower or any other party any amount upon the Guarantor Claims.

         Section 4.2 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor's relief, or other insolvency proceedings involving Borrower or any Subsidiary of the Borrower, as debtor, the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Guarantor hereby assigns such dividends and payments to the Lenders. Should the Agent or any Lender receive, for application upon the Liabilities, any such dividend or payment which is otherwise payable to Guarantor, and which, as between Borrower or any Subsidiary of the Borrower and Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Liabilities, Guarantor shall become subrogated to the rights of the Lenders to the extent that such payments to the Lenders on the Guarantor Claims have contributed toward the liquidation of the Liabilities, and such subrogation shall be with respect to that proportion of the Liabilities which would have been unpaid if the Agent or a Lender had not received dividends or payments upon the Guarantor Claims.

         Section 4.3 Payments Held in Trust. In the event that notwithstanding Sections 4.1 and 4.2 above, Guarantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, Guarantor agrees to hold in trust for the Lenders an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Agent, and Guarantor covenants promptly to pay the same to the Agent.

         Section 4.4 Liens Subordinate. Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower's or any Subsidiary of the Borrower's assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower's or any Subsidiary of the Borrower's assets securing payment of the Liabilities, regardless of whether such encumbrances in favor of Guarantor, the Agent or the Lenders presently exist or are hereafter created or attach.

         Section 4.5 Guarantor's Enforcement Rights. Without the prior written consent of the Lenders, Guarantor shall not (a) exercise or enforce any creditor's right it may have against the Borrower or any Subsidiary of the Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor's relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of Borrower or any Subsidiary of the Borrower held by Guarantor.

                                    ARTICLE V

                          Certain Additional Covenants

         Section 5.1 Affirmative Covenants.

         Financial Statements. The Guarantor shall cause the Borrower to deliver as and when required, the financial statements and other information called for in Section 8.01 of the Credit Agreement and Guarantor shall:

                  (i) Notice of Default. Promptly after the Guarantor knows that any default in any covenant herein has occurred, the Guarantor will give notice of such default to the Agent, describing the same in reasonable detail and the action the Guarantor proposes to take with respect thereto.

                  (ii) Payment of Trade Payables. The Guarantor will pay and cause all of its Subsidiaries to pay all of their respective Trade Payables now or hereafter incurred within 60 days of the invoice or billing date, unless subject to legal offset or unless being contested in good faith by appropriate proceedings and reserves adequate under GAAP shall have been established therefor.

         Section 5.2 Negative Covenants. The Guarantor covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of the Liabilities hereunder, all interest thereon and all other amounts payable by the Guarantor hereunder, without the prior written consent of the Lenders:

                  (a) Debt. The Guarantor will not and will not permit any of its Subsidiaries to incur, create, assume or suffer to exist any Debt, except:

                           (1) the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents;

                           (2) Debt existing on the Closing Date which is reflected in the Financial Statements or is disclosed in
                  Schedule 9.01 to the Credit Agreement, and any renewals or extensions (but not increases) thereof;

                           (3)      Debt permitted under the Credit Agreement;

                           (4) Debt owing to the Borrower, the Guarantor or a Subsidiary Guarantor which (other than Debt owing to the Borrower) is subordinated to the Indebtedness as provided in the

                  Guaranty Agreement of the Guarantor or such Subsidiary Guarantor;

                           (5)      Debt of the Guarantor or any of its
                  Subsidiaries which is not described in Sections 5.2(a)(1) through (4) above and which together with all Debt of the Borrower allowed under Section 9.01(h) of the Credit Agreement, does not exceed $1,000,000 at any one time outstanding;

                           (6)      the Subordinated Debt; and

                           (7) Guarantees by Subsidiaries of the Guarantor (which also are obligated upon or otherwise guarantee the Liabilities pursuant to documents in form and substance satisfactory to the Agent) which guarantee the Subordinated Debt permitted under Section 5.2(a)(6) above, which Guarantees are subordinated consistent with the Subordination Agreement and otherwise are in form and substance satisfactory to the Agent consistent with the Subordination Agreement.

                  (b) Liens. The Guarantor will not and will not permit any of its Subsidiaries to create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

                           (1)      Liens securing the payment of any
                  Indebtedness;

                           (2)      Excepted Liens;

                           (3) Liens incurred by the Borrower and the Borrower's Subsidiaries as permitted under the Credit Agreement;

                           (4) Liens securing the Subordinated Debt or the Subordinated Guarantees on Properties upon which prior Liens have been granted to secure the Liabilities pursuant to documents in form and substance satisfactory to the Agent, provided that such Liens (i) are subordinated to the Liens in favor of the Lenders and otherwise are in form and substance satisfactory to the Agent consistent with the Subordination Agreement and (ii) do not directly or indirectly secure any Hedging Agreements; and

                           (5)      the Term ORRI.

                  (c) Investments, Loans and Advances. The Guarantor will not and will not permit any of its Subsidiaries to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

                           (1) investments, loans or advances by the Guarantor or a Subsidiary Guarantor (other than a Subsidiary of the Borrower) in or to the Borrower, the Guarantor or a Subsidiary Guarantor; and

                           (2) any other investments, loans and advances by the Borrower or a Subsidiary of the Borrower as permitted under Section 9.03 of the Credit Agreement.

                  (d) Dividends, Distributions and Redemptions. The Guarantor will not declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its stock now or hereafter outstanding, return any capital to its stockholders or make any distribution of its assets to its stockholders.

                  (e) Sales and Leasebacks. The Guarantor will not and will not permit any of its Subsidiaries to enter into any arrangement, directly or indirectly, with any Person whereby such Person shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby such Person shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which such Person intends to use for substantially the same purpose or purposes as the Property sold or transferred.

                  (f) Nature of Business. The Guarantor will not allow any material change to be made in the character of its business as presently conducted.

                  (g) Limitation on Leases. The Guarantor will not and will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal including capital leases but excluding leases of Hydrocarbon Interests and the equipment used thereon), under leases or lease agreements which would cause the aggregate amount of all payments made by the Guarantor and its Subsidiaries pursuant to all such leases or lease agreements to exceed $2,000,000 in any period of twelve consecutive calendar months during the life of such leases.

                  (h) Mergers, Etc. The Guarantor will not and will not permit any of its Subsidiaries to merge into or with or consolidate with any other Person or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets to any other Person unless the Guarantor, the Borrower or any Subsidiary Guarantor whose Guaranty Agreement is in full force and effect is the surviving entity and no Default exists or will be created thereby.

                  (i) ERISA Compliance. The Guarantor will not and will not permit any of its Subsidiaries to at any time:

                           (1) Engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Guarantor, any of its Subsidiaries or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code in excess of $100,000;

                           (2) Terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any liability of the Guarantor, any of its Subsidiaries or any ERISA Affiliate to the PBGC in excess of $100,000;

                           (3) Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which under the provisions of any Plan, agreement relating thereto or applicable law, the Guarantor, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto;

                           (4)      Permit to exist, or allow any ERISA
                  Affiliate to permit to exist, any accumulated funding deficiency in excess of $100,000 within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

                           (5) Permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Guarantor, any of its Subsidiaries or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $100,000. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA;

                           (6) Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

                           (7) Acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (a) any Multiemployer Plan, or (b) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

                           (8) Incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA which in the aggregate for all such liability exceeds $100,000;

                           (9) Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

                           (10) Amend or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Guarantor, any of its Subsidiaries or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

                  (j) Sale or Discount of Receivables. The Guarantor will not and will not permit any of its Subsidiaries to discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

                  (k) Capital Expenditures. The Guarantor will not and will not permit Borrower to exceed the capital expenditure limitations provided in
Section 9.22 of the Credit Agreement.

                  (l) Environmental Matters. The Guarantor will not and will not permit any of its Subsidiaries to cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would have a Material Adverse Effect.

                  (m) Transactions with Affiliates. The Guarantor will not and will not permit any of its Subsidiaries to enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise not in violation of the Credit Agreement, are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it (or, if the Borrower is involved, no less favorable to the Borrower) than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

                  (n) Subsidiaries. The Guarantor will not and will not permit any of its Subsidiaries to, create any additional Subsidiaries except for the Subsidiaries of the Borrower as permitted by the Credit Agreement.

                  (o) Negative Pledge Agreements. The Guarantor will not and will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any contract, agreement or understanding (other than the Loan Documents, the Indenture and the documents described in Section 4.01(a) through
(d) of the Indenture, and any other
documents establishing Liens permitted under Sections 5.2(b)(4) and (5)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property or which requires the consent of or notice to other Persons in connection therewith.

                  (p) Capital Stock of General Partner of Borrower. The Guarantor will not permit any of the capital stock of the General Partner of the Borrower or any ownership interest in any limited partner of the Borrower to be owned or controlled by any Person other than the Guarantor or Brigham Inc.

                  (q) Current Ratio. The Guarantor will not permit its ratio of (i) consolidated current assets of the Guarantor and its Consolidated Subsidiaries to (ii) their consolidated current liabilities (excluding the Indebtedness) to be less than (A) .75 to 1.0 for the quarters ended December 31, 1999 and March 31, 2000 or (B) 1.0 to 1.0 at any time thereafter.

                  (r) Interest Coverage Ratio. The Guarantor will not permit its Interest Coverage Ratio as of the end of any fiscal quarter of the Guarantor (calculated quarterly at the end of each fiscal quarter) to be less than the ratio set forth below for such period. Interest Coverage Ratio shall mean the ratio of (i) EBITDA to (ii) the sum of all required payments of interest (whether paid in cash or in kind) during such period on borrowed money (excluding any payments made on account of the Term ORRI):

                  (i) not less than .75 to 1.0 for the twelve (12) month period ending September 30, 2000;

                  (ii) not less than .90 to 1.0 for the twelve (12) month period ending December 31, 2000;

                  (iii) not less than 1.1 to 1.0 for the twelve (12) month period ending March 31, 2001;

                  (iv) not less than 1.3 to 1.0 for the twelve (12) month period ending June 30, 2001;

                  (v) not less than 1.5 to 1.0 for the twelve (12) month period ending September 30, 2001;

                  (vi)     thereafter, not less than 1.7 to 1.0 for the twelve
         (12) month period ending December 31, 2001, and each twelve (12) month period ending at the end of each fiscal quarter of Guarantor;

                  (s) Securities Purchase Agreement, Indenture and Equity Conversion Agreement. The Guarantor will not agree to any amendment or modification to the Securities Purchase Agreement, the Indenture or the Equity Conversion Agreement without the express written consent of the Majority Lenders; provided that a waiver of a default under the Equity Conversion Agreement shall not constitute a modification or amendment or require the consent of any BMO/Soc-Gen Lender.

                  (t)      Payments on Subordinated Debt.


                           (i)      No prepayments of principal will be made on
the Subordinated Debt unless all of the Subordinated Debt is prepaid by (a) converting all of the Subordinated Debt into common stock and/or preferred stock with cashless dividends of Guarantor or (b) applying the proceeds from a sale of Guarantor's common stock and/or preferred stock with cashless dividends or (c) refinancing the Subordinated Debt through the issuance of debt and/or common stock and/or preferred stock with cashless dividends of Guarantor on refinancing terms reasonably acceptable to the Majority Lenders; and

                           (ii)     No payment of interest will be made in cash
on the Subordinated Debt on or before August 20, 2000 and from and after August 20, 2000, (a) no payment of interest will be made in cash on the Subordinated Debt if on or before November 20, 2000 Guarantor has earned the right to pay interest in kind for such quarterly payment and (b) no payment of interest will be made in cash on the Subordinated Debt (i) if an Event of Default under
Section 10.01(a) of the Credit Agreement has occurred, or (ii) if a Borrowing Base deficiency is in existence under the Credit Agreement.

                                   ARTICLE VI

                                  Miscellaneous

         Section 6.1 Successors and Assigns. This Guaranty Agreement is and shall be, in every particular, available to the successors and assigns of the Lenders and is and shall always be fully binding upon the legal representatives, heirs, successors and assigns of Guarantor, notwithstanding that some or all of the monies, the repayment of which this Guaranty Agreement applies, may be actually advanced after any bankruptcy, receivership, reorganization, death, disability or other event affecting Guarantor.

         Section 6.2 Notices. Any notice or demand to Guarantor under or in connection with this Guaranty Agreement may be given and shall conclusively be deemed and considered to have been given and received in accordance with Section
12.02 of the Credit Agreement, addressed to Guarantor at the address on the signature page hereof or at such other address provided to the Agent in writing.

         Section 6.3 Business and Financial Information. Subject to any applicable confidentiality agreements, the Guarantor will promptly furnish to the Agent and the Lenders from time to time upon request such information regarding the business and affairs and financial condition of the Guarantor and its subsidiaries as the Agent and the Lenders may reasonably request.

         Section 6.4 Construction. This Guaranty Agreement is a contract made under and shall be construed in accordance with and governed by the laws of the State of Texas.

         Section 6.5 Invalidity. In the event that any one or more of the provisions contained in this Guaranty Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Guaranty Agreement.

         Section 6.6 ENTIRE AGREEMENT. THIS WRITTEN GUARANTY AGREEMENT EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE LENDERS AND THE GUARANTOR AND SUPERSEDES ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THIS WRITTEN GUARANTY AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         WITNESS THE EXECUTION HEREOF, as of this the 17th day of February, 2000.

                                              BRIGHAM EXPLORATION COMPANY



                                              By:
                                                 -------------------------------
                                              Name:    Curtis F. Harrell
                                              Title:   Chief Financial Officer

                                              Address for Notices:

                                              6300 Bridge Point Parkway
                                              Building 2, Suite 500
                                              Austin, Texas  78730
                                              Telecopier No.: (512) 427-3400
                                              Telephone No.: (512) 427-3300
                                              Attention:  Curtis F. Harrell


                                        S

                                   SCHEDULE I

                       SUBSIDIARIES OF BRIGHAM EXPLORATION

                  Brigham Exploration has the following Subsidiaries:

         1. Brigham, Inc., a Nevada corporation, all of whose shares are owned by Brigham Exploration.

         2. Brigham Holdings I, LLC, a Nevada limited liability company, whose only member is Brigham Exploration.

         3. Brigham Holdings II, LLC, a Nevada limited liability company, whose only member is Brigham, Inc.

         4. Borrower, a Delaware limited partnership, whose only General Partner is Brigham, Inc., and whose only limited partners are Brigham Holdings I, LLC and Brigham Holdings II, LLC.



                                     SCH I-1